Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100
Deerfield, IL 60015-2559	P. Cody Phipps
President and Chief Executive Officer
or
Victoria J. Reich Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS ELECTS KHAN AS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

DEERFIELD, Ill., June 14, 2011 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that its board of directors has elected Fareed A. Khan as senior vice president and chief financial officer effective July 18, 2011. He will report directly to Cody Phipps, president and chief executive officer. Mr. Khan succeeds Victoria Reich, who announced her planned departure from the company in November 2010 and has remained in her role to support a smooth transition.

Mr. Khan, 45, spent 12 years with USG Corporation where he most recently served as executive vice president, finance and strategy. His responsibilities included leading all finance, accounting, corporate strategy, information technology, pension and investor relations activities. Prior to that, Mr. Khan served as president and chief executive officer of USG Building Systems, USG Corporations largest operating unit comprised of the United States Gypsum Company and USG Interiors Inc. Other senior level management positions held by Mr. Khan at USG included a variety of strategy, business development, marketing, supply chain management, and general management roles. Before joining USG in 1999, Mr. Khan was a consultant with McKinsey & Company, where he served global clients on a variety of projects including acquisition analysis, supply chain optimization, and organization redesign.

“We are extremely pleased to have an executive with Fareed’s extensive background joining our senior management team,” said Phipps. “We are confident that Fareed will provide strong leadership to our finance organization and will continue to build on the solid financial disciplines that are already in place. Fareed will also bring a wealth of business experience to the leadership team in driving our strategic growth agenda.”

Mr. Khan received his bachelor of science degree in engineering from Carleton University in Ottawa, Ontario and earned a MBA from the University of Chicago. He resides in Evanston, Illinois with his family.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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